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                                                                    EXHIBIT 3.1

                                    Delaware
                                ---------------                           PAGE 1
                                The First State

     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "ST. JOHN KNITS INTERNATIONAL, INCORPORATED", FILED IN THIS OFFICE ON THE SEVENTEENTH DAY OF MAY, A.D. 2002, AT 1:40 O'CLOCK P.M.

     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.


                                     [SEAL]


                                /s/ Harriet Smith Windsor
                                    -------------------------------------------
                                    Harriet Smith Windsor, Secretary of State


                                                       AUTHENTICATION: 1783586

                                                                 DATE: 05-17-02

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                            CERTIFICATE OF AMENDMENT
                         OF CERTIFICATE OF DESIGNATIONS
                OF 15 1/4 % EXCHANGEABLE PREFERRED STOCK DUE 2010
                  OF ST. JOHN KNITS INTERNATIONAL, INCORPORATED

           St. John Knits International, Incorporated (the "Company"), a corporation organized and existing under and pursuant to the provisions of the Delaware General Corporation Law (the "DGCL"), does hereby certify that the following resolutions were duly adopted by the Board of Directors of the Company and approved by the written consent of the holders of the 15 1/4% Exchangeable Preferred Stock due 2010 in accordance with Sections 228 and 242 of the DGCL:

           RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Company in accordance with the provisions of the Company's Certificate of Incorporation, as amended to date (the "Certificate of Incorporation), the Board of Directors on July 7, 1999 adopted a resolution creating a series of shares of Preferred Stock, par value $0.01 per share, designated as 15 1/4% Exchangeable Preferred Stock due 2010 (the "Exchangeable Preferred Stock") and filed such designation with the Secretary of State of Delaware on July 7, 1999, and the Board of Directors adopted the following resolution to amend the terms of such Exchangeable Preferred Stock; and it be further

           RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Company in accordance with the provisions of the Certificate of Incorporation, the Board of Directors on May 17, 2002 adopted the following resolution to amend the terms of the Exchangeable Preferred Stock; and it be further

           RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Company in accordance with the provisions of the DGCL and the Certificate of Incorporation, the Exchangeable Preferred Stock heretofore created be, and that the designation thereof and the powers, designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are hereby amended as follows:

           FIRST: Article 1 of the Company's Certificate of Designations filed on July 7, 1999 (the "Certificate of Designations") is hereby amended by deleting the definition of "Exchange Date" in its entirety and replacing it as follows:

           "Exchange Date" means a date on which any shares of Exchangeable Preferred Stock are exchanged for Exchange Debentures of the Company.

           SECOND: Article 1 of the Certificate of Designations is hereby amended by deleting the definition of "Exchange Debentures" in its entirety and replacing it as follows:

           "Exchange Debentures" means the Company's 15 1/4% Senior Subordinated Exchange Debentures Due 2009, for which the Exchangeable Preferred Stock may be exchanged in accordance with Section 8 hereof, which will be substantially in the form adopted by the Board of Directors.

           THIRD: Article 1 of the Certificate of Designations is hereby amended by deleting the definition of "Exchange Indenture" in Article 1 in its entirety.

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           FOURTH: Article 1 of the Certificate of Designations is hereby amended by deleting the definition of "Exchange Trustee" in Article 1 in its entirety.

           FIFTH: Article 8 of the Certificate of Designations is hereby amended by deleting Article 8 in its entirety and replacing it with as follows new
Article 8:

           8. Exchange.

           The Company may, at its option at any time, exchange all or less than all of the shares of then outstanding Exchangeable Preferred Stock for Exchange Debentures in a principal amount equal to the Liquidation Preference of the Exchangeable Preferred Stock to be exchanged; provided that such exchange would be permitted under the terms of the Indenture, the Credit Facility and other contractual arrangements of the Company and, immediately after giving effect to such exchange, no default or event of default would exist under the Exchange Debentures, the Credit Facility, the Indenture or any other material instrument governing Indebtedness outstanding at the time. If issued, the Exchange Debentures will be pari passu with the Notes.

           Upon any exchange pursuant to the preceding paragraph, the holders of the outstanding Exchangeable Preferred Stock to be exchanged will be entitled to receive, subject to the second succeeding sentence of this paragraph, $1.00 principal amount of Exchange Debentures for each $1.00 of the aggregate Liquidation Preference. The Exchange Debentures will be issued in registered form, without coupons. The Exchange Debentures will be issued in principal amounts of $1,000 and integral multiples thereof to the extent possible, and will also be issuable in principal amounts less than $1,000 so that each Holder of Exchangeable Preferred Stock to be exchanged will receive interests representing the entire amount of Exchange Debentures to which such Holder's shares of Exchangeable Preferred Stock entitle such Holder.

           If less than all of the shares of Exchangeable Preferred Stock are to be exchanged in an exchange at any time, the Company shall select the shares of Exchangeable Preferred Stock to be exchanged among the Holders of the shares of Exchangeable Preferred Stock in compliance with the requirements of the principal national securities exchange, if any, on which the shares of Exchangeable Preferred Stock are listed or, if the shares of Exchangeable Preferred Stock are not so listed, on a pro rata basis, by lot or in accordance with any other method the Company considers fair and appropriate; provided that no shares shall be exchanged in part. In the event of partial exchange by lot, the particular shares of Exchangeable Preferred Stock to be exchanged shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the Exchange Date by the Company from the outstanding shares of Exchangeable Preferred Stock not previously exchanged.

           Notice of the intention to exchange shall be sent by or on behalf of the Company not more than 60 days nor less than 30 days prior to the Exchange Date, by first class mail, postage prepaid, to each Holder of record of Exchangeable Preferred Stock at its registered address. In addition to any information required by law or by the applicable rules of any exchange upon which Exchangeable Preferred Stock may be listed or admitted to trading, such notice will state: (i) the Exchange Date; (ii) the number of shares of Exchangeable Preferred Stock to be exchanged; (iii) the place or places where certificates for such stock are to be surrendered for exchange, including any procedures applicable to exchanges to be accomplished through book-entry transfers; and (iv) that dividends on the Exchangeable Preferred Stock to be exchanged will cease to accrue on the Exchange Date. If notice of any exchange has been properly given, and if on or before the Exchange Date the Exchange Debentures have been duly executed and an amount in cash or additional Exchangeable Preferred Stock (as applicable) equal

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to all accrued and unpaid dividends, if any, thereon to the Exchange Date has been deposited with the Transfer Agent, then on and after the close of business on the Exchange Date, the Exchangeable Preferred Stock to be exchanged will no longer be deemed to be outstanding and may thereafter be issued in the same manner as other authorized but unissued preferred stock, but not as Exchangeable Preferred Stock, and all rights of the Holders thereof as stockholders of the Company will cease, except the right of the Holders to receive upon surrender of their certificates the Exchange Debentures and all accrued and unpaid dividends, if any, thereon to the Exchange Date.

           A Holder may transfer or exchange Exchangeable Preferred Stock in accordance with this Certificate of Designations if the requirements of the Transfer Agent for such transfer or exchange are met. The Transfer Agent may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by this Certificate of Designations.

           SIXTH: Article 9 of the Certificate of Designations is hereby amended by deleting that portion of Article 9 titled "Optional Redemption" in its entirety and replacing it as follows:

           Optional Redemption.

           The Exchangeable Preferred Stock may be redeemed, in whole or in part, at the option of the Company at any time between the date that is 6 months from May 17, 2002 and the date that is 18 months thereafter at a redemption price in cash equal to the Liquidation Preference thereof.

           In addition, the Exchangeable Preferred Stock may be redeemed, in whole or in part, at the option of the Company on or after July 1, 2004, at the redemption prices specified below (expressed as percentages of the Liquidation Preference thereof), in each case upon not less than 30 nor more than 60 days' prior written notice, if redeemed during the 12-month period commencing on July 1 of each of the years set forth below:

           Year                      Redemption Rate

           2004                      107.625%

           2005                      105.719%

           2006                      103.813%

           2007                      101.906%

           2008 and thereafter       100.000%

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           IN WITNESS WHEREOF, said Company has caused this certificate to be signed by Bob Gray, as Chief Executive Officer of the Company, on this day of May, 2002.

                                          ST. JOHN KNITS INTERNATIONAL,
                                          INCORPORATED


                                          By: /s/ BOB GRAY
                                              ---------------------------------
                                              Name:  Bob Gray
                                              Title: Chief Executive Officer